SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

Wilder Richman Historic Properties II, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Units of limited partnership

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Wilder Richman Historic Corporation is the general partner of Wilder Richman Historic Properties II, L.P. and may be deemed a participant in the solicitation of the Partnership to approve the sale of the Dixon Mill property referred to in the attached letter. Affiliates of Wilder Richman Historic Corporation hold an aggregate of six limited partnership units.

RICHMAN ASSET MANAGEMENT, INC.

340 Pemberwick Road
Greenwich, CT 06831-4240
(203) 869-0900, Ext. 310
FAX (203) 869-1034
June 16, 2006

INVESTOR REPORT

Re: Wilder Richman Historic Properties II, L.P. (the “Partnership”)

Dear Limited Partner:

Enclosed for your information is a copy of the Quarterly Reports of Wilder Richman Historic Properties II, L.P. (the "Reports") for the periods ended May 31, 2005, August 31, 2005, and November 30, 2005. We suggest that you read the Reports in their entirety since they cover the activities of the Partnership for those quarterly periods. Please read "Management's Discussion and Analysis of Financial Conditions and Results of Operations" of each Report for an update of the recent operations of the Dixon Mill.

As discussed in the Reports, during the fourth calendar quarter of 2005, the Operating General Partner commenced a process to receive proposals for the sale of the Dixon Mill property. An Agreement of Purchase and Sale was extended four times, the most recent being on May 24, 2006, resulting in an offer of $69,960,000 and a nonrefundable deposit of $4,390,000. The due diligence period has expired and a closing has been scheduled for July 14, 2006, subject to the approval of the transaction by the Partnership, among other conditions. The general partner intends shortly to file with the Securities and Exchange Commission preliminary proxy materials seeking approval of the limited partners for the sale of the Dixon Mill property. The proxy materials will include an estimate of the net sales proceeds that would be available to unit holders if the sale were to occur, and an estimate of the tax impact of such a sale.

We strongly suggest that you review the Partnership’s preliminary proxy materials when they become available. These materials will be available, when filed, on the website of the SEC at www.sec.gov. They may also be obtained from the Partnership by writing or calling Gina K. Dodge, Director of Investor Services, at the address above or at (203) 869-0900, ext. 310. The proxy materials will be sent to all unit holders following completion of the SEC review.

As a reminder, it is important that the Partnership's investor records be kept up-to-date. Please notify us as soon as possible of any address change, by mail or by fax to the address or fax number above.

If you have any questions, please do not hesitate to contact us.

Very truly yours,

Gina K. Dodge

Gina K. Dodge
Director of Investor Services

Encl.